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                                                                      EXHIBIT 15

Standard Insurance Company
Portland, Oregon

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Standard Insurance Company and subsidiaries for the periods ended March 31, 1999 and 1998, as indicated in our report dated May 27, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, is incorporated by reference in Registration Statement No. 333-72521 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Portland, Oregon
May 27, 1999